Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FIRST QUARTER RESULTS

Bedminster, N.J. – May 5, 2020 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its first quarter 2020 results.

This earnings release should be read in conjunction with the Company’s Q1 2020 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and as via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

For the quarter ended March 31, 2020, the Company recorded revenue of $46.26 million, net income of $1.37 million and diluted earnings per share (“EPS”) of $0.07, compared to $41.74 million, $11.43 million and $0.58, respectively, for the same three-month period last year. The decrease in net income and EPS for the 2020 quarter reflected a $20.0 million  provision for loan losses, which was due to the current environment created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses as described in the Q1 2020 Investor Update (and Supplemental Financial Information).  The 2020 quarter included increased net interest income and non-interest income offset by increased operating expenses (due in part to the wealth management firm acquired in September 2019) and an increased provision for loan and lease losses. The 2020 quarter also included a tax benefit of $3.2 million caused by the changes in the treatment of tax net operating losses (“NOL”) under the provisions of The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

As previously announced, on July 25, 2019, the Company authorized the repurchase of up to 960,000 shares, or approximately 5% of its outstanding shares, through June 30, 2020.  Early in the first quarter of 2020, under this program, the Company purchased 220,222 shares, at an average price of $29.45, for a total cost of $6.5 million. With these purchases, the Company completed its 960,000 share repurchase program, at an average price of $28.63, for a total cost of $27.5 million.

Douglas L. Kennedy, President and CEO, said, “The COVID-19 pandemic has had a devastating effect on businesses both locally and nationally. As a result, Congress passed the CARES Act to provide fast and direct economic assistance to American workers, families and businesses.  One of the key programs created was the Paycheck Protection Program (“PPP”) which provides much needed funding to qualifying businesses and organizations.  We are proud to say that during April under “phase one and phase two” of this program we assisted over 2,000 businesses with almost $600 million in loan approvals saving nearly 50,000 jobs. We will continue to support our clients, local businesses and community service organizations in these difficult times.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

March 2020 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$31.75	$30.01	$1.74	6%
Wealth management fee income (A)	9.96	9.17	0.79	9
Capital markets activity (B)	2.76	0.74	2.02	273
Other income	1.80	1.82	(0.02)	(1)
Total other income	14.52	11.73	2.79	24
Operating expenses	28.24	25.72	2.52	10
Pretax income before provision for loan losses	18.03	16.02	2.01	13
Provision for loan and lease losses (C)	20.00	0.10	19.90	19,900
Pretax (loss)/income	(1.97)	15.92	(17.89)	(112)
Income tax (benefit)/expense (D)	(3.34)	4.49	(7.83)	(174)
Net income	$1.37	$11.43	$(10.06)	(88)%
Diluted EPS	$0.07	$0.58	$(0.51)	(88)%

Total Revenue	$46.27	$41.74	$4.53	11%

Return on average assets annualized	0.11%	0.98%	(0.87)
Return on average equity annualized	1.08%	9.65%	(8.57)

(A)	The March 2020 quarter included a full quarter of wealth management fee income and expense related to Point View Wealth Management, (“Point View”), which was acquired effective September 1, 2019.
(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(C)

The March 2020 quarter included a provision for loan and lease losses of $20.0 million.  The increase in the provision for loan and lease losses was primarily due to the current environment created by the COVID-19 pandemic.

(D)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.

March 2020 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$31.75	$30.91	$0.84	3%
Wealth management fee income	9.96	10.12	(0.16)	(2)
Capital markets activity (A)	2.76	3.73	(0.97)	(26)
Other income	1.80	1.68	0.12	7
Total other income	14.52	15.53	(1.01)	(7)
Operating expenses	28.24	26.70	1.54	6
Pretax income before provision for loan losses	18.03	19.74	(1.71)	(9)
Provision for loan and lease losses (B)	20.00	1.95	18.05	926
Pretax (loss)/income	(1.97)	17.79	(19.76)	(111)
Income tax (benefit)/expense (C)	(3.34)	5.56	(8.90)	(160)
Net income	$1.37	$12.23	$(10.86)	(89)%
Diluted EPS	$0.07	$0.64	$(0.57)	(89)%

Total Revenue	$46.27	$46.44	$(0.17)	(0)%

Return on average assets annualized	0.11%	0.98%	(0.87)
Return on average equity annualized	1.08%	9.81%	(8.73)

(A)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(B)

The March 2020 quarter included a provision for loan and lease losses of $20.0 million.  The increase in the provision for loan and lease losses was primarily due to the current environment created by the COVID-19 pandemic.

(C)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.

Mr. Kennedy noted, “I was pleased that our Q1 2020 total revenue and pretax income before provision for loan losses reflected increases of 11% and 13%, respectively when compared to the same quarter last year, driven principally by wealth management, commercial banking and capital markets activities, all of which remain integral to our strategy.”  Mr. Kennedy went on to note that given the environment created by the COVID-19 pandemic, our near-term priorities include:

•	Emphasis on the health and safety of our employees and clients.
•	Adapt the way in which we interact with clients and prospects to reflect the current environment.
•	Actively manage emerging credit risk associated with the environment caused by the COVID-19 pandemic.
•	Conservatively manage capital and liquidity in response to current market conditions.
•	Pursue new client opportunities presented by the PPP.
•	Continue to grow and expand our wealth management and commercial banking businesses.

Select highlights for the quarter included:

•

Wealth management fee income, which comprised approximately 22% of the Company’s total revenue for the quarter ended March 31, 2020, continues to contribute significantly to the Company’s diversified revenue sources.

•

Total commercial and industrial (“C&I”) loans (including equipment finance leases and loans of $671 million) at March 31, 2020 were $1.81 billion.  This reflected net growth of $400 million (28%) when compared to $1.41 billion at March 31, 2019 and reflected net growth of $34 million when compared to the December 31, 2019 balance (2% growth linked quarter; 8% annualized).

•

As of March 31, 2020, total C&I loans comprised 41% of the total loan portfolio, as compared to 36% at March 31, 2019.  As of March 31, 2020, total multifamily loans comprised 27% of the total loan portfolio compared to 28% at March 31, 2019.

•

Deposits totaled $4.44 billion at March 31, 2020.  This reflected net growth of $522 million (13%) when compared to $3.92 billion at March 31, 2019 and increased $198 million (5% growth linked quarter; 19% annualized) when compared to the December 31, 2019 balance.

•	The Company’s loan-to-deposit ratio was 99% at March 31, 2020, down from both December 31, 2019 and March 31, 2019 levels.
•

In addition to $1.2 billion (21% of total assets) of balance sheet liquidity (investments, interest-earning deposits and cash), the Company also has access to approximately $2.2 billion of available secured funding at the Federal Home Loan Bank and the Federal Reserve.

•	The Company authorized a 5% (960,000 shares) stock repurchase program on July 25, 2019 The Company completed the final purchases under the program in the first quarter of 2020.
•

The Company’s and Bank’s capital ratios at March 31, 2020 remain strong and the Company’s tangible book value per share at March 31, 2020 was $24.20 reflecting an increase of 5% from $23.11 at March 31, 2019, despite $6.5 million of share repurchases made in the quarter and the higher Q1 2020 provision for loan losses.

•	Asset quality metrics continued to be strong as of March 31, 2020. Nonperforming assets at March 31, 2020 were $29.4 million, or 0.50% of total assets.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the March 2020 quarter, the Bank’s wealth management business generated $9.96 million in fee income, compared to $9.17 million for the March 2019 quarter, and $10.12 million for the December 2019 quarter. The March 2020 and December 2019 quarters included three months of fee income related to Point View, which was acquired effective September 1, 2019. The first quarter of 2020 has been negatively impacted by declines in the market value of the Company’s Assets Under Management (AUM) / Assets Under Administration (AUA) as a result of declines in the equity markets driven by the COVID-19 pandemic.

The market value of the Company’s AUM/AUA declined from $7.5 billion at December 31, 2019 to $6.4 billion at March 31, 2020, reflecting a 14% decline. Changes in the market value of the Company’s AUM/AUA are approximately 75% correlated to the changes in value of the S&P index, which declined approximately 20% from December 31, 2019 to March 31, 2020.

John P. Babcock, President of the “Peapack Private Wealth Management” division, said, “Client retention during the Covid-19 crisis has been excellent with negligible account closings and no atypical withdrawal activity. Proactive client outreach continues at full strength.” Babcock went on to note, “Q1 2020 AUM/AUA client inflows of approximately $178 million included AUM (managed accounts) inflows of $120 million compared to $83 million for Q4 2019.”

Loans / Commercial Banking

Total loans of $4.42 billion at March 31, 2020 increased from $3.90 billion at March 31, 2019 (13% annual growth), but only increased slightly when compared to the December 31, 2019 level.  Loan/line origination levels for the March quarter were robust, but so was paydown activity. In light of the current environment the Company believes origination levels, excluding PPP loan originations, will decline from recent levels, but so will amortization and paydown levels.

Total C&I loans (including equipment finance leases and loans of $671 million) at March 31, 2020 were $1.81 billion.  This reflected net growth of $400 million (28%) when compared to $1.41 billion at March 31, 2019 and reflected net growth of $34 million when compared to the December 31, 2019 balance (2% growth linked quarter; 8% annualized).

The Company maintains a well-diversified loan portfolio, by loan type and by industry concentration, as detailed in the Q1 2020 Investor Update (and Supplemental Financial Information).

Mr. Kennedy noted, “Our newly expanded Corporate Advisory business compliments our commercial banking and wealth management businesses by giving us capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits for the March 2020 quarter increased $198 million from the $4.24 billion at December 31, 2019 to $4.44 billion at March 31, 2020.  Mr. Kennedy noted, “Of our total deposits only 17 percent are above the FDIC insurance limit, reinforcing the “core” nature of our deposit base.”

For the quarter ended March 31, 2020, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) increased to $1.2 billion (or 21% of assets), funded by increased client deposits of $198 million and a $500 million one-month borrowing from the Federal Home Loan Bank. The borrowing was transacted in mid-March specifically to increase the Company’s balance sheet liquidity in the event of significant depositor withdrawals and/or significant borrower draws on existing unused credit lines in the current environment. As of late April, client deposits continued to increase, and borrower draws on unused lines were minimal, and, on April 24, 2020, the Company repaid the borrowing.

As of March 31, 2020, in addition to the $1.2 billion of balance sheet liquidity, the Company also had approximately $1.75 billion of secured funding available from the Federal Home Loan Bank, of which $620 million was drawn as of March 31, 2020. Additionally, the Company also had $1.4 billion of secured funding available from the Federal Reserve Discount Window, none of which was drawn.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150 basis point reduction in target Fed Funds near the end of Q1 2020 had the effect of reducing the Company’s interest income earned on assets by approximately $24 million on an annualized basis. However, at the same time, we were able to strategically reprice our deposits to offset nearly all of that decline.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$31,279	2.60%	$30,385	2.61%	$29,432	2.72%
Prepayment premiums received on multifamily loan paydowns	525	0.05%	414	0.03%	432	0.04%
Effect of maintaining excess interest earning cash	(57)	-0.08%	115	-0.04%	143	-0.06%
NII/NIM as reported	$31,747	2.57%	$30,914	2.60%	$30,007	2.70%

Net interest income and net interest margin comparisons are shown above.

The Company’s reported NIM declined three basis points compared to the linked quarter while core NIM declined only one basis point compared to the linked quarter.

Interest and fees from PPP loans will benefit future net interest income.  For further details, see the Q1 2020 Investor Update (and Supplemental Financial Information).

Other Noninterest Income (other than Wealth Management fee income)

Noninterest income from Capital Markets activities (loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking income) totaled $2.76 million for the March 2020 quarter compared to $3.73 million for the December 2019 quarter and $736,000 for the March 2019 quarter.  Income from these programs are not linear each quarter, as some quarters will be higher than others.

Operating Expenses

The Company’s total operating expenses were $28.24 million for the quarter ended March 31, 2020, compared to $26.70 million for the December 2019 quarter and $25.72 million for the March 2019 quarter.  The March 2020 and December 2019 quarters included three months of expenses related to Point View’s operations.  Strategic hiring and normal salary increases also contributed to the increase for the March 2020 quarter. There was no FDIC insurance expense for the December 2019 quarter as the Bank utilized its small bank assessment credit from the FDIC; $250,000 was recorded in the March 2020 quarter. Further, the March 2020 quarter included seasonal payroll tax expense increases, as well as increased medical insurance costs when compared to the December 2019 quarter.

Income Taxes

The Company recorded a $3.34 million tax benefit for the March 2020 quarter, principally as a result of a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q1 2020 Investor Update (and Supplemental Financial Information).

Nonperforming assets at March 31, 2020 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $29.4 million, or 0.50% of total assets, compared to $28.9 million, or 0.56% of total assets, at December 31, 2019 and $24.9 million, or 0.53% of total assets, at March 31, 2019.  Total loans past due 30 through 89 days and still accruing were $8.3 million at March 31, 2020, compared to $1.9 million at December 31, 2019 and $2.5 million at March 31, 2019. The March 31, 2020 balance included one commercial real estate loan with a balance of $3.5 million that was brought fully current in early April.

For the quarter ended March 31, 2020, the Company’s provision for loan and lease losses was $20.0 million compared to $2.0 million for the December 2019 quarter and $100,000 for the March 2019 quarter. The increased provision for loan losses in the March 2020 quarter was due to the current environment created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses as described in the Q1 2020 Investor Update (and Supplemental Financial Information). The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) also reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs/recoveries, and the composition of the loan portfolio.

At March 31, 2020, the allowance for loan and lease losses was $63.78 million (1.44% of total loans), compared to $43.68 million at December 31, 2019 (0.99% of total loans), and $38.65 million (0.99% of total loans) at March 31, 2019.

Capital / Dividend / Stock Repurchase Program

The Company’s capital position during the March 2020 quarter was benefitted by net income of $1.4 million, which was offset by the purchase of shares through the Company’s stock repurchase program. Early in the quarter, the Company purchased 220,222 shares, at an average price of $29.45, for a total cost of $6.5 million.

The Company’s and Bank’s capital ratios at March 31, 2020 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing – adverse case and severely adverse case. In the December 31, 2019 severely, adverse case, no growth scenario, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay, the Bank still remains well capitalized over the two-year stress period. For further details, see the Q1 2020 Investor Update (and Supplemental Financial Information).

As previously announced, on April 28, 2020, the Company declared a cash dividend of $0.05 per share payable on May 27, 2020 to shareholders of record on May 12, 2020.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $5.8 billion and AUM/AUA administration of $6.4 billion as of March 31, 2020.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2020 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	impact on our business from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2019.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Income Statement Data:
Interest income	$45,395	$45,556	$45,948	$44,603	$44,563
Interest expense	13,648	14,642	15,863	15,335	14,556
Net interest income	31,747	30,914	30,085	29,268	30,007
Wealth management fee income	9,955	10,120	9,501	9,568	9,174
Service charges and fees	816	893	882	897	816
Bank owned life insurance	328	325	332	326	338
Gain on loans held for sale at fair value (B) (Mortgage banking)	292	344	198	132	47
Loss on loans held for sale at lower of cost or fair value	(3)	(4)	(6)	—	—
Fee income related to loan level, back-to-back (B) swaps	1,418	2,459	2,349	721	270
Gain on sale of SBA loans (B)	1,054	929	224	573	419
Other income	459	504	902	740	606
Securities gains/(losses), net	198	(45)	34	69	59
Total other income	14,517	15,525	14,416	13,026	11,729
Salaries and employee benefits	19,226	17,954	17,476	17,543	17,156
Premises and equipment	4,043	3,898	3,849	3,600	3,388
FDIC insurance expense	250	—	(277)	277	277
Other expenses	4,716	4,849	5,211	4,753	4,894
Total operating expenses	28,235	26,701	26,259	26,173	25,715
Pretax income before provision for loan losses	18,029	19,738	18,242	16,121	16,021
Provision for loan and lease losses (A)	20,000	1,950	800	1,150	100
(Loss)/income before income taxes	(1,971)	17,788	17,442	14,971	15,921
Income tax (benefit)/expense (C)	(3,344)	5,555	5,216	3,421	4,496
Net income	$1,373	$12,233	$12,226	$11,550	$11,425

Total revenue (D)	$46,264	$46,439	$44,501	$42,294	$41,736
Per Common Share Data:
Earnings per share (basic)	$0.07	$0.64	$0.63	$0.59	$0.59
Earnings per share (diluted)	0.07	0.64	0.63	0.59	0.58
Weighted average number of common shares outstanding:
Basic	18,858,343	18,966,917	19,314,666	19,447,155	19,350,452
Diluted	19,079,575	19,207,738	19,484,905	19,568,371	19,658,006
Performance Ratios:
Return on average assets annualized (ROAA)	0.11%	0.98%	1.00%	0.99%	0.98%
Return on average equity annualized (ROAE)	1.08%	9.81%	9.87%	9.49%	9.65%
Net interest margin (tax- equivalent basis)	2.57%	2.60%	2.60%	2.64%	2.70%
GAAP efficiency ratio (E)	61.03%	57.50%	59.01%	61.88%	61.61%
Operating expenses / average assets annualized	2.18%	2.13%	2.16%	2.25%	2.21%

(A) The March 2020 quarter included a provision for loan and lease losses of $20.0 million.  The increase in the provision for loan and lease losses was primarily due to the current environment created by the COVID-19 pandemic.

(B)  Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release

(C)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(D)	Total revenue includes net interest income plus total other income.
(E)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
ASSETS
Cash and due from banks	$6,171	$6,591	$5,770	$5,351	$4,726
Federal funds sold	102	102	101	101	101
Interest-earning deposits (A)	767,730	201,492	221,242	298,575	235,487
Total cash and cash equivalents	774,003	208,185	227,113	304,027	240,314
Securities available for sale	400,558	390,755	349,989	378,839	384,400
Equity security	14,034	10,836	7,881	4,847	4,778
FHLB and FRB stock, at cost	40,871	24,068	21,403	18,338	18,460
Residential mortgage	532,063	552,019	561,543	572,926	569,304
Multifamily mortgage	1,203,487	1,210,003	1,197,093	1,129,476	1,104,406
Commercial mortgage	760,648	761,244	721,261	694,674	705,221
Commercial loans	1,810,214	1,776,450	1,575,076	1,518,591	1,410,146
Consumer loans	53,365	54,372	53,829	53,995	54,276
Home equity lines of credit	55,856	57,248	58,423	62,522	57,639
Other loans	347	349	380	424	355
Total loans	4,415,980	4,411,685	4,167,605	4,032,608	3,901,347
Less: Allowances for loan and lease losses	63,783	43,676	41,580	39,791	38,653
Net loans	4,352,197	4,368,009	4,126,025	3,992,817	3,862,694
Premises and equipment	21,243	20,913	20,898	20,987	21,201
Other real estate owned	50	50	336	—	—
Accrued interest receivable	11,816	10,494	11,759	11,594	11,688
Bank owned life insurance	46,309	46,128	45,940	45,744	45,554
Goodwill and other intangible assets	40,265	40,588	41,111	31,941	32,170
Finance lease right-of-use assets	4,891	5,078	5,265	5,452	5,639
Operating lease right-of-use assets	11,553	12,132	10,328	11,017	7,541
Other assets (B)	113,668	45,643	57,361	45,631	27,867
TOTAL ASSETS	$5,831,458	$5,182,879	$4,925,409	$4,871,234	$4,662,306

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$581,085	$529,281	$544,464	$544,431	$476,013
Interest-bearing demand deposits	1,680,452	1,510,363	1,352,471	1,388,821	1,268,823
Savings	112,668	112,652	115,448	112,438	114,865
Money market accounts	1,163,410	1,196,313	1,196,188	1,207,358	1,209,835
Certificates of deposit – Retail	651,000	633,763	583,425	570,384	545,450
Certificates of deposit – Listing Service	38,895	47,430	55,664	58,541	68,055
Subtotal “customer” deposits	4,227,510	4,029,802	3,847,660	3,881,973	3,683,041
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	33,723	33,709	33,696	33,682	56,165
Total deposits	4,441,233	4,243,511	4,061,356	4,095,655	3,919,206
Short-term borrowings (A)	515,000	128,100	67,000	—	—
FHLB advances	105,000	105,000	105,000	105,000	105,000
Finance lease liability	7,402	7,598	7,793	7,985	8,175
Operating lease liability	11,852	12,423	10,619	11,269	7,683
Subordinated debt, net	83,473	83,417	83,361	83,305	83,249
Other liabilities (B)	160,173	91,227	94,930	74,132	57,521
Due to brokers	10,885	7,951	—	—	—
TOTAL LIABILITIES	5,335,018	4,679,227	4,430,059	4,377,346	4,180,834
Shareholders’ equity	496,440	503,652	495,350	493,888	481,472
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$5,831,458	$5,182,879	$4,925,409	$4,871,234	$4,662,306
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$6.4	$7.5	$7.0	$6.6	$6.3

(A) The increase in interest-earning deposits and short-term borrowings at March 31, 2020 is primarily due to a one-month FHLB Advance for $500.0 million transacted on March 23, 2020 with proceeds maintained to bolster the Company’s on-balance-sheet liquidity which was repaid on April 24, 2020.

(B)	The increase in other assets and other liabilities at March 31, 2020 is was primarily due to the change in the fair value of our back-to-back swap program.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	29,324	28,881	29,383	31,150	24,892
Other real estate owned	50	50	336	—	—
Total nonperforming assets	$29,374	$28,931	$29,719	$31,150	$24,892

Nonperforming loans to total loans	0.66%	0.65%	0.71%	0.77%	0.64%
Nonperforming assets to total assets	0.50%	0.56%	0.60%	0.64%	0.53%

Performing TDRs (B)(C)	$2,389	$2,357	$2,527	$3,772	$4,274

Loans past due 30 through 89 days and still accruing (D)	$8,261	$1,910	$6,333	$432	$2,492

Classified loans	$58,938	$58,908	$53,882	$56,135	$51,306

Impaired loans	$36,369	$35,924	$36,627	$34,941	$29,185

Allowance for loan and lease losses:
Beginning of period	$43,676	$41,580	$39,791	$38,653	$38,504
Provision for loan and lease losses	20,000	1,950	800	1,150	100
Recoveries (charge-offs), net	107	146	989	(12)	49
End of period	$63,783	$43,676	$41,580	$39,791	$38,653

ALLL to nonperforming loans	217.51%	151.23%	141.51%	127.74%	155.28%
ALLL to total loans	1.444%	0.990%	0.998%	0.987%	0.991%
General ALLL to total loans (E)	1.301%	0.927%	0.932%	0.956%	0.984%

(A)  Includes one casual dining commercial banking relationship, with a balance of $5.9 million at March 31, 2020, that went on nonaccrual at June 30, 2019.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $25.9 million at March 31, 2020, $25.8 million at December 31, 2019, $19.7 million at September 30, 2019, $19.8 million at June 30, 2019 and $20.0 million at March 31, 2019, of TDRs included in nonaccrual loans.

(D) Includes a non-owner occupied CRE loan with a balance of $3.5 million at March 31, 2020.  This loan was brought fully current in early April 2020.  The $6.3 million at September 30, 2019 included one $4.3 million commercial real estate loan that was in process of a rate modification (not a TDR modification).  The loan was brought fully current in early October 2019.

(E) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,	March 31,
	2020 (I)	2019	2019
Capital Adequacy
Equity to total assets (A)	8.51%	9.72%	10.33%
Tangible Equity to tangible assets (B)	7.88%	9.01%	9.70%
Book value per share (C)	$26.33	$26.61	$24.76
Tangible Book Value per share (D)	$24.20	$24.47	$23.11

	March 31,		December 31,		March 31,
	2020		2019		2019
Regulatory Capital – Holding Company
Tier I leverage	$458,640	8.93%	$463,521	9.33%	$450,244	9.76%
Tier I capital to risk-weighted assets	458,640	10.71	463,521	11.14	450,244	12.19
Common equity tier I capital ratio to risk-weighted assets	458,639	10.71	463,520	11.14	450,242	12.19
Tier I & II capital to risk-weighted assets	595,770	13.91	590,614	14.20	572,146	15.49

Regulatory Capital – Bank
Tier I leverage (E)	$527,433	10.28%	$527,833	10.63%	$518,702	11.25%
Tier I capital to risk-weighted assets (F)	527,433	12.33	527,833	12.70	518,702	14.06
Common equity tier I capital ratio to risk-weighted assets (G)	527,432	12.33	527,832	12.70	518,700	14.06
Tier I & II capital to risk-weighted assets (H)	581,025	13.58	571,509	13.76	557,355	15.10

(A)  Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.

(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(E) Regulatory well capitalized standard = 5.00% ($257 million)

(F) Regulatory well capitalized standard = 6.50% ($278 million)

(G) Regulatory well capitalized standard = 8.00% ($342 million)

(H) Regulatory well capitalized standard = 10.00% ($428 million)

(I)  The increase in interest-earning deposits funded by the $500.0 million FHLB Advance inflated Total Assets at March 31, 2020 by that amount.  This had the effect of reducing the equity to total assets ratio and tangible equity to tangible assets ratio by 0.80% and 0.74%, respectively.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Residential loans retained	$14,831	$17,115	$19,073	$21,998	$10,839
Residential loans sold	19,391	21,255	15,846	9,785	3,090
Total residential loans	34,222	38,370	34,919	31,783	13,929
Commercial real estate	8,858	52,630	43,414	34,204	21,025
Multifamily	61,998	63,627	77,138	58,604	21,122
Commercial (C&I) loans (A) (B)	42,908	174,946	228,903	143,944	141,128
SBA	13,830	19,195	3,510	3,740	9,050
Wealth lines of credit (A)	3,250	42,575	6,980	6,725	7,380
Total commercial loans	130,844	352,973	359,945	247,217	199,705
Installment loans	256	984	362	1,497	558
Home equity lines of credit (A)	3,632	2,414	5,631	3,626	1,607
Total loans closed	$168,954	$394,741	$400,857	$284,123	$215,799

(A)  Includes loans and lines of credit that closed in the period but not necessarily funded.

(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2020			March 31, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$411,806	$2,459	2.39%	$387,566	$2,684	2.77%
Tax-exempt (A) (B)	10,534	131	4.97	17,345	210	4.84

Loans (B) (C):
Mortgages	535,114	4,576	3.42	571,637	4,895	3.43
Commercial mortgages	1,955,808	18,483	3.78	1,824,371	18,021	3.95
Commercial	1,758,137	18,593	4.23	1,379,585	16,750	4.86
Commercial construction	5,629	88	6.25	—	—	—
Installment	53,983	464	3.44	55,215	577	4.18
Home equity	55,654	614	4.41	60,421	766	5.07
Other	364	9	9.89	412	11	10.68
Total loans	4,364,689	42,827	3.92	3,891,641	41,020	4.22
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	251,566	552	0.88	237,251	1,270	2.14
Total interest-earning assets	5,038,697	45,969	3.65%	4,533,904	45,184	3.99%
Noninterest-earning assets:
Cash and due from banks	5,517			5,398
Allowance for loan and lease losses	(44,368)			(38,948)
Premises and equipment	21,145			21,467
Other assets	161,452			122,102
Total noninterest-earning assets	143,746			110,019
Total assets	$5,182,443			$4,643,923

LIABILITIES:
Interest-bearing deposits:
Checking	$1,540,798	$3,447	0.89%	$1,284,611	$3,710	1.16%
Money markets	1,192,049	2,981	1.00	1,208,004	4,335	1.44
Savings	110,905	15	0.05	114,003	16	0.06
Certificates of deposit – retail	698,019	3,694	2.12	607,178	3,234	2.13
Subtotal interest-bearing deposits	3,541,771	10,137	1.14	3,213,796	11,295	1.41
Interest-bearing demand – brokered	180,000	923	2.05	180,000	739	1.64
Certificates of deposit – brokered	33,715	263	3.12	56,154	365	2.60
Total interest-bearing deposits	3,755,486	11,323	1.21	3,449,950	12,399	1.44
Borrowings	183,398	1,012	2.21	105,900	834	3.15
Capital lease obligation	7,475	90	4.82	8,244	99	4.80
Subordinated debt	83,439	1,223	5.86	83,213	1,224	5.88
Total interest-bearing liabilities	4,029,798	13,648	1.35%	3,647,307	14,556	1.60%
Noninterest-bearing liabilities:
Demand deposits	542,557			471,265
Accrued expenses and other liabilities	101,662			51,791
Total noninterest-bearing liabilities	644,219			523,056
Shareholders’ equity	508,426			473,560
Total liabilities and shareholders’ equity	$5,182,443			$4,643,923
Net interest income		$32,321			$30,628
Net interest spread			2.30%			2.39%
Net interest margin (D)			2.57%			2.70%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2020			December 31, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$411,806	$2,459	2.39%	$393,549	$2,428	2.47%
Tax-exempt (A) (B)	10,534	131	4.97	12,037	147	4.88

Loans (B) (C):
Mortgages	535,114	4,576	3.42	557,132	4,780	3.43
Commercial mortgages	1,955,808	18,483	3.78	1,959,902	18,588	3.79
Commercial	1,758,137	18,593	4.23	1,662,026	18,413	4.43
Commercial construction	5,629	88	6.25	4,842	81	7
Installment	53,983	464	3.44	54,562	524	3.84
Home equity	55,654	614	4.41	58,082	662	4.56
Other	364	9	9.89	379	10	10.55
Total loans	4,364,689	42,827	3.92	4,296,925	43,058	4.01
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	251,566	552	0.88	159,759	560	1.40
Total interest-earning assets	5,038,697	45,969	3.65%	4,862,372	46,193	3.80%
Noninterest-earning assets:
Cash and due from banks	5,517			5,600
Allowance for loan and lease losses	(44,368)			(42,374)
Premises and equipment	21,145			20,946
Other assets	161,452			166,868
Total noninterest-earning assets	143,746			151,040
Total assets	$5,182,443			$5,013,412

LIABILITIES:
Interest-bearing deposits:
Checking	$1,540,798	$3,447	0.89%	$1,407,151	$3,489	0.99%
Money markets	1,192,049	2,981	1.00	1,169,413	3,456	1.18
Savings	110,905	15	0.05	112,597	16	0.06
Certificates of deposit – retail	698,019	3,694	2.12	660,159	3,734	2.26
Subtotal interest-bearing deposits	3,541,771	10,137	1.14	3,349,320	10,695	1.28
Interest-bearing demand – brokered	180,000	923	2.05	180,000	981	2.18
Certificates of deposit – brokered	33,715	263	3.12	33,702	267	3.17
Total interest-bearing deposits	3,755,486	11,323	1.21	3,563,022	11,943	1.34
Borrowings	183,398	1,012	2.21	221,462	1,383	2.50
Capital lease obligation	7,475	90	4.82	7,669	92	4.80
Subordinated debt	83,439	1,223	5.86	83,385	1,224	5.87
Total interest-bearing liabilities	4,029,798	13,648	1.35%	3,875,538	14,642	1.51%
Noninterest-bearing liabilities:
Demand deposits	542,557			539,501
Accrued expenses and other liabilities	101,662			99,702
Total noninterest-bearing liabilities	644,219			639,203
Shareholders’ equity	508,426			498,671
Total liabilities and shareholders’ equity	$5,182,443			$5,013,412
Net interest income		$32,321			$31,551
Net interest spread			2.30%			2.29%
Net interest margin (D)			2.57%			2.60%

(A)  Average balances for available for sale securities are based on amortized cost.

(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2020 (A)	2019	2019	2019	2019
Shareholders’ equity	$496,440	$503,652	$495,350	$493,888	$481,472
Less: Intangible assets, net	40,265	40,588	41,111	31,941	32,170
Tangible equity	456,175	463,064	454,239	461,947	449,302

Period end shares outstanding	18,852,523	18,926,810	18,999,241	19,456,312	19,445,363
Tangible book value per share	$24.20	$24.47	$23.91	$23.74	$23.11
Book value per share	26.33	26.61	26.07	25.38	24.76

Tangible Equity to Tangible Assets
Total assets	$5,831,458	$5,182,879	$4,925,409	$4,871,234	$4,662,306
Less: Intangible assets, net	40,265	40,588	41,111	31,941	32,170
Tangible assets	5,791,193	5,142,291	4,884,298	4,839,293	4,630,136
Tangible equity to tangible assets	7.88%	9.01%	9.30%	9.55%	9.70%
Equity to assets	8.51%	9.72%	10.06%	10.14%	10.33%

(A)

The increase in interest-earning deposits funded by the $500.0 million FHLB Advance inflated Total Assets at March 31, 2020 by that amount.  This had the effect of reducing the equity to total assets ratio and tangible equity to tangible assets ratio by 0.80% and 0.74%, respectively.

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2020	2019	2019	2019	2019
Net interest income	$31,747	$30,914	$30,085	$29,268	$30,007
Total other income	14,517	15,525	14,416	13,026	11,729
Less: Loss on loans held for sale
at lower of cost or fair value	3	4	6	—	—
Less: Income from life insurance proceeds	—	—	—	—	—
Add: Securities (gains)/losses, net	(198)	45	(34)	(69)	(59)
Total recurring revenue	46,069	46,488	44,473	42,225	41,677

Operating expenses	28,235	26,701	26,259	26,173	25,715
Less: ORE provision	—	—	—	—	—
Total operating expense	28,235	26,701	26,259	26,173	25,715

Efficiency ratio	61.29%	57.44%	59.04%	61.98%	61.70%